Exhibit 99.1

FOR IMMEDIATE RELEASE		July 31, 2014
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2014 SECOND-QUARTER RESULTS

•                  Financial results continue to benefit from cost management and operational excellence

•                  Results in line with expectations; company affirms full-year 2014 earnings guidance

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $132.5 million, or $1.19 per diluted share of common stock, for the quarter ended June 30, 2014. This result compares with earnings of $131.2 million or $1.18 per share, in the same 2013 period. For both the 2014 and 2013 second-quarter periods, net income is the same as on-going earnings.

“Results were in line with our expectations due in large part to our employees’ continued cost management and operational excellence. We are confident that our year-end results will be within our earnings guidance range,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Looking forward, we remain committed to working with regulators and other stakeholders on key issues important to Arizona’s energy future.”

The 2014 second-quarter results comparison was positively impacted by the following factors, adjusted for the deferral impacts of the Four Corners transaction:

•                  Lower operating expenses impacted earnings by $0.01 per share compared with the prior-year quarter. The decrease largely was the result of lower employee benefit costs, partially offset by higher depreciation and amortization resulting from increased plant in service, as well as increased property taxes.

The operating expense variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•                  The Lost Fixed Cost Recovery (LFCR) mechanism contributed $0.02 per share.

•                  Decreased interest expense, net of AFUDC, contributed $0.02 per share.

•                  Lower income tax expense improved results by $0.02 per share, primarily driven by tax credits related to our renewable generation facilities and a slightly lower statutory tax rate.

•                  Other miscellaneous items contributed $0.03 per share to the bottom line.

These positive factors were largely offset by:

•                  Lower retail electricity sales — excluding the effects of weather variations — reduced earnings by $0.04 per share compared to the prior year. Total weather-normalized retail electricity sales were 2 percent lower in the 2014 second quarter compared to the prior year. The drop in consumption reflects the effects of customer conservation, energy efficiency programs and distributed renewable generation. APS’s customer base, however, grew a steady 1.4 percent over the same timeframe, reflecting a continuing improvement in Arizona’s economic conditions.

•                  The effects of weather variations impacted results by $0.03 per share. Despite warmer-than-normal weather patterns in the 2014 second quarter, last year’s quarter was slightly warmer than this year. The average high temperature in the 2014 second quarter was 96.4 degrees, while the average high temperature in the same period a year ago was 97.6 degrees. As a result, residential cooling degree-days (a measure of the effects of weather) were 9 percent lower than last year’s second quarter, but still 10 percent above normal. Weather positively impacted 2013 second-quarter earnings by $0.09 per share compared with historically normal conditions.

•                  Lower transmission revenue reduced earnings by $0.02 per share largely due to timing of the annual FERC formula rate true-up which occurred in May.

Arizona Public Service Co. (APS), the Company’s principal subsidiary, reported 2014 second-quarter net income attributable to common shareholder of $134.9 million versus earnings of $133.9 million in the similar 2013 period.

Financial Outlook

For 2014, the Company continues to expect its on-going consolidated earnings will be in the range of $3.60 to $3.75 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually through 2015.

Key factors and assumptions underlying the 2014 outlook can be found in the second-quarter 2014 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2014 second-quarter results, as well as recent developments, at 12 noon (ET) today, July 31. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, August 7, 2014, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13584503.

General Information

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $13.7 billion, nearly 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DEFERRAL IMPACTS OF THE FOUR CORNERS TRANSACTION

	Three Months Ended
	June 30,
		Four Corners			EPS
$ millions pretax, except per share amounts	2014	Deferral	2014 Adjusted	2013	Impact
Operations and maintenance	$211	(2)	$209	$229
Renewable energy (excluding AZ Sun), demand side management and similar regulatory programs	22	—	22	36
Net O&M	189	(2)	187	193	$0.03

Depreciation and amortization	105	3	108	106	$(0.01)
Taxes other than income taxes	44	(1)	43	41	$(0.01)

Allowance for equity funds used during construction	(8)	—	(8)	(6)
Interest charges	52	(2)	50	51
Allowance for borrowed funds used during construction	(4)	—	(4)	(4)
Interest expense, net of AFUDC	40	(2)	38	41	$0.02

Other expenses (Operating)	1	—	1	2
Other income	(3)	2	(1)	—
Other expense	1	—	1	2
Other	(1)	2	1	4	$0.02

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  competition in retail and wholesale power markets;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  current and future economic conditions in Arizona, particularly in real estate markets;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  environmental and other concerns surrounding coal-fired generation;

•                  volatile fuel and purchased power costs;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and ACC orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in Part II, Item 1A of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

#  #  #

PINNACLE WEST CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2014	2013	2014	2013

Operating Revenues	$906,264	$915,822	$1,592,515	$1,602,474

Operating Expenses
Fuel and purchased power	290,854	277,584	540,640	508,263
Operations and maintenance	211,222	229,300	424,104	452,550
Depreciation and amortization	105,150	106,292	206,922	210,022
Taxes other than income taxes	44,004	40,814	89,849	80,835
Other expenses	921	2,020	1,717	4,069
Total	652,151	656,010	1,263,232	1,255,739

Operating Income	254,113	259,812	329,283	346,735

Other Income (Deductions)
Allowance for equity funds used during construction	7,499	6,265	14,941	13,129
Other income	2,781	469	5,148	1,227
Other expense	(508)	(2,234)	(5,192)	(5,986)
Total	9,772	4,500	14,897	8,370

Interest Expense
Interest charges	51,751	51,307	104,720	100,785
Allowance for borrowed funds used during construction	(3,790)	(3,636)	(7,560)	(7,626)
Total	47,961	47,671	97,160	93,159

Income Before Income Taxes	215,924	216,641	247,020	261,946

Income Taxes	74,540	77,043	80,945	89,512

Net Income	141,384	139,598	166,075	172,434

Less: Net income attributable to noncontrolling interests	8,926	8,391	17,851	16,783

Net Income Attributable To Common Shareholders	$132,458	$131,207	$148,224	$155,651

Weighted-Average Common Shares Outstanding - Basic	110,565	109,962	110,546	109,898

Weighted-Average Common Shares Outstanding - Diluted	111,002	110,932	110,925	110,843

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$1.20	$1.19	$1.34	$1.42
Net income attributable to common shareholders - diluted	$1.19	$1.18	$1.34	$1.40